Exhibit 10(k)

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) effective as of November 18, 2003, between CITY HOLDING COMPANY, a West Virginia corporation (“Employer”), and William L. Butcher (“Employee”), recites and provides.

Recitals:

A. Employer desires to employ Employee as its Executive Vice President, Retail Banking and Executive Vice President, Retail Banking of its subsidiary, City National Bank of West Virginia (“City National”). For purposes of this Agreement, “Employer” shall include City National where the context so requires.

B. Employer is subject to a formal written agreement with the Office of the Comptroller of Currency (“OCC”). OCC regulations require issuance of a notice of non-objection of Employer’s employing Employee as its Executive Vice President, Retail Banking of Employer and City National. Until such notice is received, Employer will be employed as a special assistant to the Board of Directors of Employer in accordance with an interim employment agreement being entered into on the date hereof.

C. Employee is willing to make his services available to Employer on the terms and subject to the conditions set forth herein.

D. Employer and Employee entered into an Employment Agreement effective as of April 12, 2001, and now desire to amend and restate such agreement as provided herein, and to confirm such agreement in all respects, including the amendments provided herein.

Agreement:

In consideration of the mutual covenants contained herein, the parties agree as follows:

1. Employment. Employee is employed as Executive Vice President, Retail Banking of Employer and Executive Vice President, Retail Banking of City National. Employee shall have such duties and responsibilities as are commensurate with such positions. Employee accepts and agrees to such employment, subject to the general supervision and pursuant to the orders, advice, and direction of Employer’s boards of directors. Employee shall perform such duties as are customarily performed by one holding such positions in other same or similar businesses or enterprises as that engaged in by Employer, and shall also additionally render such other services and duties as may be reasonably assigned to him from time to time by Employer’s chief executive officer, consistent with his positions. If Employer, without the written consent of Employee, assigns to Employee duties which Employee deems inconsistent with the title, position and status of the office of Executive Vice President, Retail Banking, such action, at Employee’s option, to be exercised within 60 days of such change, shall constitute “Termination for Good Reason,” with the effect provided for in Section 6(d).

2. Term of Employment. The term of this Agreement shall commence on the date of the issuance of a notice of non-objection to Employee’s employment as Executive Vice President, Retail Banking by the OCC (the “OCC Non-objection Date”) and shall terminate on the day next preceding the third anniversary of the OCC Non-objection Date, unless extended. On each monthly anniversary date starting the first month after the OCC Non-objection Date, this Agreement will be automatically extended for an additional month; provided, however, that on any one month anniversary date either Employer or Employee may serve notice to the other party to fix the term to a definite three year period from the date of such notice and, in such event, no further automatic extensions will occur. Notwithstanding the foregoing, this Agreement will not be extended beyond the first day of the month coincident with or next following the date on which Employee attains age 65. The term of this Agreement as it may be extended pursuant to this Section 2, or as it may be shortened in accordance with Section 5 or Section 6, is referred to as the “Term.”

3. Compensation.

(a) For all services rendered by Employee to Employer under this Agreement, Employer shall pay to Employee, beginning on the OCC Non-objection Date, a minimum annual salary at a rate not less than $175,000, payable in accordance with the payroll practices of Employer applicable to its officers.

(b) Employee shall be paid a minimum bonus for Employer’s fiscal year 2001 of $50,000. Employee shall be paid a bonus at the end of each of Employer’s fiscal years after 2001 payable as follows:

If Employer’s Return on Equity is	Amount of Bonus (as a Percentage of Annual Salary)
10%	20%
11%	25%
12%	30%
13%	35%
14%	40%
15%	45%
16%	50%

Any bonus shall be paid to Employee within 30 days of the issuance of Employer’s audited financial statements for a specified fiscal year. “Return on Equity” shall be determined on a consolidated basis in accordance with generally accepted accounting principles before extraordinary items. Unless otherwise approved in the discretion of the board of directors or its executive compensation committee, (i) no bonus shall be payable if return on equity is less than 10%, and (ii) the maximum bonus payable under this Subsection 3(b) shall be 50% of annual salary.

(c) Effective April 12, 2001, Employer’s Board of Directors granted Employee an option to purchase 20,000 shares of Employer Common Stock under Employer’s 1993 Stock Incentive Plan, the terms of which are reflected in a separate stock option agreement. If this Agreement is terminated pursuant to Section 6(h), Employee agrees to surrender such options unexercised.

(d) Employee shall participate in the incentive plans of Employer for which he may become eligible and designated a participant.

(e) Any salary increase payable to Employee shall be determined in accordance with Employer’s annual salary plan, and be based on Employer’s performance and the performance of Employee.

(f) Except as otherwise specifically provided herein, for so long as Employee is employed by Employer, Employee also shall be paid, on the same basis as other officers of Employer, employee pension and welfare benefits and group employee benefits such as sick leave, vacation, group disability and health, life, and accident insurance and similar indirect compensation which Employer may from time to time extend to its officers; provided that Employee shall receive term life insurance coverage in an amount not less than $400,000.

(g) If during the Term of the Agreement Employee becomes eligible for retirement under Employer’s retirement plans and he retires, Employee may elect to continue receiving the health insurance coverage provided to Employee prior to retirement at a comparable rate and benefit available to other retired employees (or, if no such benefit is then made available to other retired employees, at the rate and benefit available to Employee at the time of retirement).

(h) For so long as Employee is employed by Employer, Employer shall pay Employee’s reasonable civic club dues.

(i) Employer shall reimburse Employee for his family’s reasonable expenses incurred in relocating from Zionsville, Indiana to Charleston, West Virginia.

(j) Employer shall reimburse Employee for the reasonable fees and charges of Employee’s legal counsel and tax advisor incurred in connection with the negotiation, implementation and exercise of his employment agreements and benefits from time to time.

(k) In the event that Employer effects a distribution of purchase rights or warrants or other equity securities to holders of its Common Stock generally, including, without limitation, a rights offering for the purpose of raising capital, and the terms of any options or other equity compensation arrangements then held by Employee do not provide for an equitable adjustment for Employee’s benefit to protect Employee from dilution of Employee’s equity interest resulting therefrom, then Employer shall cause such amount of warrants, rights or securities to be issued or made available for purchase or exercise by Employee in the same amount and on the same terms and conditions as would be available to a shareholder holding the number of shares covered by the options or other equity compensation benefits then held by Employee. Without limiting the foregoing, if the provisions of Paragraph 11 of Employee’s Stock Option Agreement of even date herewith are not permitted or are limited by the 1993 Stock Incentive Plan, or if there are insufficient shares available for issuance under such plan to provide for such adjustment, the Company shall pay to Employee such amount as may be necessary to hold Employee harmless in respect of its inability to provide Employee the full benefit of such provision.

4. Covenants of Employee.

(a) Subject to the limitations provided in Subsections 4(b) and 4(d) (whichever may be applicable), upon termination of Employee’s employment prior to the expiration of the Term, Employee will not, directly or indirectly, either as a principal, executive officer, employer, stockholder, co-partner or in any other individual or representative capacity whatsoever, engage in the consumer, savings or commercial banking business, the savings and loan business, or the mortgage banking business anywhere in the state of West Virginia or in any county outside of West Virginia contiguous to West Virginia, nor will Employee solicit, or assist any other person in so soliciting, any depositors or customers of Employer or its Affiliates or induce any then or former employee of Employer or its Affiliates to terminate their employment with Employer or its Affiliates; provided, however, that nothing herein contained shall be deemed to prevent or limit the right of Employee to invest in a business similar to Employer’s business if such investment is limited to less than one percent of the capital stock or other securities of any corporation or similar organization whose stock or securities are publicly owned or are regularly traded on any public exchange. The term “Affiliate” as used in this Agreement means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. The term “Person” as used in this Agreement means any person, partnership, corporation, group or other entity.

(b) If Employee voluntarily terminates his employment with Employer and its Affiliates, Employee will be subject to the provisions of Subsection 4(a) for any period during which Employee receives compensation pursuant to Subsection 6(e).

(c) If Employee’s employment is terminated by Employer or its Affiliates for Just Cause (as defined in Subsection 6(b)), Employee will not be subject to the provisions of Subsection 4(a).

(d) If Employee’s employment is terminated by Employer or its Affiliates for reasons other than Just Cause (as defined In Subsection 6(b)) at any time, Employee will be subject to the provisions of Subsection 4(a) until the later of: (i) the first anniversary of Employee’s termination or (ii) the date as of which Employee is not entitled to payment of further compensation because of the last sentence of Subsection 6(c).

(e) Notwithstanding any other provision of this Agreement to the contrary, if Employee voluntarily terminates his employment with Employer or its Affiliates in accordance with Subsection 6(d), Employee will not be subject to Subsection 4(a).

(f) During the Term of Employee’s employment hereunder and thereafter, and except as required by any court, supervisory authority or administrative agency or as may be otherwise required by applicable law, Employee shall not, without the written consent of the Board of Directors of Employer or a person authorized thereby, disclose to any person, other than an employee of Employer or an Affiliate thereof or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Employee of his duties as an employee of Employer or an Affiliate, any confidential information obtained by him while in the employ of Employer, unless such information has become a matter of public knowledge at the time of such disclosure.

(g) The covenants contained in this Section 4 shall be construed and interpreted in any judicial proceeding to permit their enforcement to the maximum extent permitted by law. Employee agrees that the restraints imposed herein are necessary for the reasonable and proper protection of Employer and its Affiliates and that each and every one of the restraints is reasonable in respect to such matter, length of time and the area proscribed. Employee further acknowledges that damages at law would not be a measurable or adequate remedy for breach of the covenants contained in this Section 4 and, accordingly, Employee agrees to submit to the equitable Jurisdiction of any court of competent jurisdiction in Charleston, West Virginia in connection with any action to enjoin Employee from violating any such covenants.

5. Disability.

If, by reason of physical or mental disability during the Term, Employee is unable to carry out the essential functions of his employment for 12 consecutive months, his services may be terminated by the Board of Directors determining so to do upon one month’s notice to be given to Employee at any time after the period of 12 continuous months of disability and while such disability continues. If, prior to the expiration of the one month period after the giving of such notice, Employee shall recover from such disability and return to the full-time active discharge of his duties, then such notice shall be of no further force and effect and Employee’s employment shall continue as if the same had been uninterrupted. If Employee shall not so recover from his disability and return to his duties, then his services shall terminate at the expiration date of such one month’s notice with the same force and effect as if that date had been the date of termination originally provided for hereunder. During the first 12 months of the period of Employee’s disability, Employee shall continue to earn all compensation (including bonuses and incentive compensation) to which Employee would have been entitled as if he had not been disabled, such compensation to be paid at the time, in the amounts, and in the manner provided in Subsection 3(a), and to be reduced by the amount of any compensation received pursuant to any applicable disability insurance plan of Employer. Thereafter, Employee shall receive compensation to which he is entitled under any applicable disability insurance plan. At that time Employee shall also be deemed to have voluntarily terminated his employment and shall be entitled to receive Termination Compensation as set forth in Subsection 6(e), reduced by the amount of any compensation received pursuant to any applicable disability insurance plan of Employer. If a dispute arises between Employee and Employer concerning Employee’s physical or mental ability to continue or return to the performance of his duties as aforesaid, Employee shall submit to examination by a competent physician mutually agreeable to the parties, and his opinion as to Employee’s capability to so perform will be final and binding. Upon termination of Employee’s services by reason of disability, the Term shall end.

6. Termination.

(a) If Employee shall die during the Term, this Agreement and the employment relationship hereunder will automatically terminate on the date of death, which date shall be the last date of the Term. Notwithstanding this Subsection 6(a), if Employee dies while employed by Employer, Employee’s estate shall receive annually forty percent (40%) of the Termination Compensation (as defined below) for the Applicable Severance Period (defined below).

“Termination Compensation” means the highest amount of cash compensation paid (or earned and payable whether or not deferred) to or for the benefit of Employee in respect of any of the three most recent calendar years ending prior to the date of termination, determined by reference to the annual cash compensation (salary and bonus) reflected in columns (c) and (d) of the summary compensation table set forth in Employer’s proxy statement for such year, or, in the absence of such previously reported table, by reference to the amount of such compensation as would be reflected for such year in such a summary compensation table prepared in accordance with Item 402(b) of Regulation S-K of the Securities and Exchange Commission; provided that if termination occurs prior to March 31, 2002, such amount shall be $225,000.

“Applicable Severance Period” means the period of time set forth below if termination occurs during the corresponding period indicated:

Severance Period	Termination Date
1 year	On or before April 12, 2002
2 years	After April 12, 2002

In addition, as used in Subsections 6(a) and 6(e), if termination occurs after April 12, 2002, the “Applicable Severance Period” means the period of time set forth below if termination occurs during the corresponding period:

Severance Period	Termination Date:
2 years	After April 12, 2002 through April 12, 2003
3 years	After April 12, 2003 through April 12, 2004
4 years	Thereafter through April 12, 2005
5 years	After April 12, 2005

(b) Employer shall have the right to terminate Employee’s employment under this Agreement at any time for Just Cause, which termination shall be Effective immediately. Termination for “Just Cause” shall include termination for Employee’s personal dishonesty, gross incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or a final cease-and-desist order, conviction of a felony or of a misdemeanor involving moral turpitude, unethical business practices in connection with Employer’s business, misappropriation of Employer’s assets (determined on a reasonable basis) or those of its Affiliates, or material breach of any other provision of this Agreement, provided that Employee has received written notice from Employer of such material breach and such breach remains uncured 30 days after the delivery of such notice. In the event Employee’s employment under this Agreement is terminated for Just Cause, Employee shall have no night to receive compensation or other benefits under this Agreement for any period after such termination.

(c) Employer may terminate Employee’s employment other than for “Just Cause,” as described in Subsection 6(b), at any time upon written notice to Employee, which termination shall be Effective immediately. In the event Employer terminates Employee pursuant to this Subsection 6(c), Employee will nevertheless receive Termination Compensation for the Applicable Severance Period; provided, that if such termination occurs within six (6) months preceding or within 24 months following a Change of Control (defined below), Employee shall be entitled instead, at his election, to receive in a lump sum (i) any compensation due but not yet paid through the date of termination, and (ii) in lieu of any further salary payments from the date of termination to the end of the Term, an amount equal to the Termination Compensation times 2.00. Unless such lump sum payment is elected, such amounts will be payable at the times such amounts would have been paid in accordance with Subsection 3(a). In addition, Employee shall continue to receive health insurance coverage from Employer on the same terms as were in effect prior to Employee’s termination, either under Employer’s plans or comparable coverage, for all periods Employee receives Termination Compensation or, in the case of election by Employee to receive a lump sum payment as provided above, during the Applicable Severance Period. Notwithstanding anything in this Agreement to the contrary, if Employee breaches Subsection 4(a) or Subsection 4(d), Employee will not be entitled to receive any further compensation or benefits pursuant to this Subsection 6(c).

(d) Employee may voluntarily terminate employment with Employer (i) pursuant to the last sentence of paragraph 1 or paragraph 8(g) hereof, or (ii) for “Good Reason”. In either such event, Employee shall be entitled to receive in a lump sum (i) any compensation due but not yet paid through the date of termination, and (ii) in lieu of any further salary payments from the date of termination to the end of the Term, an amount equal to the Termination Compensation times 2.00. In addition, Employee shall continue to receive health insurance coverage from Employer on the same terms as were in effect prior to Employee’s termination, either under Employer’s plans or comparable coverage, during the Applicable Severance Period.

“Good Reason” shall mean the occurrence of any of the following events without Employee’s express written consent:

(i) the assignment to Employee of duties inconsistent with the position and status of the offices and positions of Employee provided for herein;

(ii) a reduction by Employer in Employee’s pay grade or base salary as then in effect or the exclusion of Employee from participation in Employer’s benefit plans in which he previously participated as in effect at the date hereof or as the same may be increased from time to time during the term of this Agreement or Employer’s failure to increase (within 12 months of Employee’s last increase in base salary) Employee’s base salary in an amount which at least equals, on a percentage basis, the average percentage increase in base salary for all executives entitled to participate in Employer’s executive incentive plans for which Employee was eligible during the preceding 12 months;

(iii) an involuntary relocation of Employee more than 50 miles from the location where Employee worked immediately following his most recent voluntary relocation or the breach by Employer of any other material provision of this Agreement;

(iv) any purported termination of the employment of Employee by Employer which is not effected in accordance with this Agreement; or

(v) the occurrence of a Change of Control within the period of 24 months preceding such termination.

A “Change of Control” shall be deemed to have occurred if (i) any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) together with its affiliates, excluding employee benefit plans of Employer, is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Securities

Exchange Act of 1934) of securities of Employer representing 20% or more of the combined voting power of Employer’s then outstanding securities; or (ii) during the term of this Agreement as a result of a tender offer or exchange offer for the purchase of securities of Employer (other than such an offer by Employer for its own securities), or as a result of a proxy contest, merger, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who at the beginning of any two-year period during the ten-n of this Agreement constitute Employer’s Board of Directors, plus new directors whose election or nomination for election by Employer’s shareholders is approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of such two-year period, cease for any reason during such two-year period to constitute at least two-thirds of the members of such Board of Directors; or (iii) the shareholders of Employer approve a merger or consolidation of Employer with any other corporation or entity regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of Employer or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the shareholders of Employer approve a plan of complete liquidation or winding-up of Employer or an agreement for the sale or disposition by Employer of all or substantially all of Employer’s assets; or (v) any event which Employer’s Board of Directors determines should constitute a Change of Control.

(e) Notwithstanding any other provision of this Agreement to the contrary, in the event that Employee voluntarily terminates employment with Employer, Employee will be entitled to receive annually forty percent (40%) of the Termination Compensation through the end of the Applicable Severance Period (so long as Employee complies with Subsection 4(a)). Such Termination Compensation shall be payable at the times such amounts would have been paid in accordance with Section 3(a). In addition, Employee shall continue to receive health insurance coverage from Employer on the same terms as were in effect prior to Employee’s termination, either under the Employer’s plans or comparable coverage, for all periods Employee receives Termination Compensation pursuant to this Subsection 6(e), so long as Employee complies with Subsection 4(a). If, at the time of termination, circumstances exist which would permit Employee to terminate his employment and be entitled to the benefits provided for under paragraph 6(d), Employee may elect to terminate employment either pursuant to paragraph 6(d) or this paragraph 6(e). No voluntary termination of employment by Employee under this paragraph 6(e) shall be deemed to be made in connection with a Change of Control for any reason.

(f) In receiving any payments pursuant to this Section 6, Employee shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee hereunder, and such amounts shall not be reduced or terminated whether or not Employee obtains other employment.

(g) In the event that Employer’s independent public accountants or the Internal Revenue Service determine, at any time during or after expiration of this Agreement, that

Employee has collected an amount arising from any and all sources of compensation from Employer (including, without limitation, by virtue of the immediately following sentence) exceeding the product of 2.99 and Employee’s “base amount” as defined in Section 280G(b)(3) of the Code (the “Code § 280G Maximum”), notwithstanding any provision of this agreement or any plan or arrangement of Employer to the contrary, Employer shall pay Employee 147.5% of the federal excise taxes payable by Employee under Code § 4999. If, by virtue of any plan or arrangement of Employer, benefits to which Employee would otherwise be entitled would be curtailed or reduced because Employee may collect an amount exceeding the Code § 280G Maximum, Employer shall nevertheless pay to Employee an amount equal to 100% of the value by which such benefits are curtailed or reduced.

(h) Notwithstanding anything in this Agreement to the contrary, if the OCC should not issue a notice of non-objection to employment of Employee by Employer as its Executive Vice President, Retail Banking as described in Recital B, this Agreement shall terminate without any further obligation under any of its provisions of Employer to Employee or of Employee to Employer, and from such date of non-approval this Agreement shall be null and void, except for Employee’s covenant to surrender the stock options provided for in Subsection 3(c).

7. Other Employment.

Employee shall devote all of his business time, attention, knowledge and skills solely to the business and interest of Employer and its Affiliates, and Employer and its Affiliates shall be entitled to all of the benefits, profits and other emoluments arising from or incident to all work, services and advice of Employee, and Employee shall not, during the Term hereof, become interested directly or indirectly, in any manner, as partner, officer, director. stockholder, advisor, employee or in any other capacity in any other business similar to Employer’s business; provided, however, that nothing herein contained shall be deemed to prevent or limit the right of Employee to invest in a business similar to Employer’s business if such investment is limited to less than one percent of the capital stock or other securities of any corporation or similar organization whose stock or securities are publicly owned or are regularly traded on any public exchange.

8. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia without regard to conflicts of law principles thereof.

(b) This Agreement constitutes the entire Agreement between Employee and Employer, with respect to the subject matter hereof, and supersedes all prior agreements with respect thereto. Without limiting the foregoing, Employee agrees that this Agreement satisfies any rights he may have had under any prior agreement or understanding with Employer with respect to his employment by Employer.

(c) This Agreement may be executed in one or more counterparts, all of which, taken together, shall constitute one and the same instrument.

(d) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered in person or by reliable overnight courier service or deposited in the mails, postage prepaid, return receipt requested, addressed as follows:

To Employer:

City Holding Company

25 Gatewater Road

Charleston, West Virginia 25313

(304) 769-1100

Attention: Corporate Secretary

To Employee:

William L. Butcher

1052 Lakeview Drive

Cross Lanes, WV 25313

(304) 776-3712

Notices given in person or by overnight courier service shall be deemed given when delivered to the address required by this Subsection 8(d), and notices given by mail shall be deemed given three days after deposit in the malls. Any party hereto may designate by written notice to the other party in accordance herewith any other address to which notices addressed to him shall be sent.

(e) The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof It is understood and agreed that no failure or delay by Employer or Employee in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or tile exercise of any other right, power or privilege hereunder.

(f) In the event any dispute shall arise between Employee and Employer as to the terms or interpretations of this Agreement, whether instituted by formal legal proceedings or otherwise, including any action taken by Employee to enforce the terms of this Agreement or in defending against any action taken by Employer, Employer shall reimburse Employee for all reasonable costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceeding or action, if Employee shall prevail in any action initiated by Employee or shall have acted reasonably and in good faith in defending against any action initiated by Employer. Such reimbursement shall be paid within 10 days of Employee furnishing to Employer written evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by Employee. Any such request for reimbursement by Employee shall be made no more frequently than at 60 day intervals.

(g) Should Employee die after termination of his employment with Employer while any amounts are payable to him hereunder, this Agreement shall inure to the benefit of and be enforceable by Employee’s executors, administrators, heirs, distributees, devisees and legatees and all amounts payable hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee or other designee or, if there is no such designee, to his estate. Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or other-wise) to all or substantially all of the business or assets of Employer, by agreement in form and substance reasonably satisfactory to Employee to expressly assume and agree to perform this Agreement in the same manner and same extent that Employer would be required to perform it if no such succession had taken place. Failure of Employer to obtain such agreement prior to the effectiveness of any such succession shall be deemed “Good Reason”, permitting termination by Employee pursuant to paragraph 6(d). As used in this Agreement, “Employer” shall mean Employer as hereinbefore defined and any successor to its business or assets as aforesaid.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

CITY HOLDING COMPANY

By: /s/ Gerald R. Francis
Name:	Gerald R. Francis
Title:	Chairman of the Board of Directors

EMPLOYEE:

/s/ William L. Butcher
William L. Butcher